Exhibit 99.1

2941 Fairview Park Drive Suite 100 Falls Church, VA 22042-4513 www.generaldynamics.com	News

March 5, 2009

Contact: Rob Doolittle

Tel: 703 876 3199

rdoolittle@gd.com

Gulfstream Reduces Aircraft-Production Rates to Balance Deliveries for 2009 and 2010

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) announced today that, as a result of deterioration in the backlog, particularly during the month of February, and continued weak demand, Gulfstream Aerospace has found it necessary to cut large-cabin aircraft production and green-aircraft deliveries from a projected rate of 94 to 73 in 2009. Gulfstream also will reduce production of its mid-size aircraft from a projected rate of 30 to 24 aircraft this year.

Gulfstream is taking these measures in an effort to both stabilize its backlog of aircraft orders and level-load production over 2009 and 2010. This action will result in a reduction-in-force of 1,200 workers, including approximately 550 contractor personnel.

“Despite the current challenges, we continue to believe that Gulfstream’s backlog provides a solid foundation for the business in this tough market environment,” said Nicholas D. Chabraja, chairman and chief executive officer of General Dynamics. “We regret the impact of these actions on our employees and their families, and are doing our best to minimize the number of workers effected.

“As a direct result of the action we have taken at Gulfstream, General Dynamics is updating its guidance with respect to earnings for 2009. We are lowering that guidance from the previously stated range of $6.70-$6.75 to a range of $6.00-$6.10,” Chabraja said.

Gulfstream Aerospace Corp. is a wholly owned subsidiary of General Dynamics. General Dynamics, headquartered in Falls Church, Va., employs approximately 92,300 people worldwide. The company is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. More information about the company is available online at www.generaldynamics.com.

Certain statements made in this press release, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s current expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

All forward-looking statements speak only as of the date they were made. The company does not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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